Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 5, 2014 pertaining to the Orion Engineered Carbons S.A. 2014 Omnibus Incentive Compensation Plan and the Orion Engineered Carbons S.A. 2014 Non-Employee Director Plan of our report dated July 14, 2014, with respect to the consolidated financial statements of Orion Engineered Carbons S.á r.l. included in its Registration Statement (Form F-1, No. 333-196593), filed with the Securities and Exchange Commission.

/s/ Stefan Pfeiffer	/s/ Benjamin Breh
Wirtschaftsprufer	Wirtschaftsprufer
(German Public Auditor)	(German Public Auditor)

Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft
Essen, Germany

August 4, 2014